                                        OPERATING COMPANY
                                        -----------------


              LIMITED LIABILITY COMPANY AGREEMENT OF
                FLORIDA COAST PAPER COMPANY, LLC.
               A DELAWARE LIMITED LIABILITY COMPANY
               ------------------------------------

     BY THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT, the entities from time to time executing this Agreement (as the same may be amended from time to time), as Members, hereby form a limited liability company pursuant to the laws of the State of Delaware, as of the 14th day of May, 1996.

                            ARTICLE I
                           DEFINITIONS
                           -----------

     1.01 DEFINITIONS. As used in this Operating Agreement, the following terms have the meanings indicated:

     "ACQUISITION" means the acquisition, pursuant to the Asset
     Purchase Agreement, of substantially all of the operating assets comprising the Mill and relating to its operations.

     "ADJUSTED CAPITAL ACCOUNT DEFICIT" shall have the meaning set forth in Section 6.02(a) hereof.

     "AFFILIATE" means any Person controlling, under common control with or controlled by another Person.

     "AGREEMENT" means this Agreement, as the same may be amended, supplemented or modified from time to time in accordance with the terms hereof then in effect.

     "ASSETS" means the real and personal property, tangible and intangible, pertaining to the Mill to be acquired by the Company pursuant to the Asset Purchase Agreement.

     "ASSET PURCHASE AGREEMENT" means the Asset Purchase Agreement dated as of November 1, 1995 among Holdco (whose interest therein has been assigned to the Company), the Seller, and certain other parties as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof then in effect.

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     "BOX USA" means Box USA Paper Corporation, a Delaware
     corporation, a wholly owned subsidiary of Four M .

     "BOARD OF MANAGERS" means the Board constituted pursuant to
     Section 4.01 of this Agreement.

     "BUSINESS DAY" means each day other than a Saturday, Sunday or other day in which banking institutions in the States of New York or Illinois are authorized or obligated by law to close.

     "CAPITAL ACCOUNT" means, as to each Member, the capital account maintained on the books of the Company for such Member. All provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations, Section 1.704-1 (b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

     "CAPITAL CONTRIBUTION" means, as to each Member, the total amount of cash actually paid or the value of property actually contributed by such Member, whenever made.

     "CERTIFICATE OF FORMATION" means the certificate as filed on behalf of the Company with the Delaware Secretary of State pursuant to Section 18201 (a) of the State Act, as the same may be amended from time to time.

     "COMPANY" means Florida Coast Paper Company L.L.C., a limited liability company formed under the laws of the State of Delaware pursuant to the Certificate of Formation and this Agreement.

     "COMPANY AGREEMENTS" means this Agreement, the Asset
     Purchase Agreement,  Output Purchase Agreement, the Four M
     Lease, the Liquidity Facility, the Wood Fibre Procurement
     Agreement and the Waste Paper Supply Agreement.

     "ENTITY" means any general partnership, limited partnership, limited liability company, corporation, joint venture, employee benefit plan or trust, cooperative or association, or any foreign trust, or foreign business organization.

     "FCPC" means Florida Coast Paper Corporation, a Delaware corporation and a wholly-owned subsidiary of Holdco.

     "FIRST MORTGAGE NOTES" means the First Mortgage notes, in an aggregate principal amount up to $165 million, to be issued by the Company.


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     "FIRST MORTGAGE NOTE INDENTURE" means the Indenture to be
     entered between the Company and Norwest Bank Minnesota, N.A., under which the First Mortgage Notes will be issued.

     "FISCAL YEAR" means the Company's fiscal year which shall be the calendar year.

     "FOUR M" means Four M Corporation, a Maryland corporation.

     "FOUR M LEASE" means the lease for the box plant located on the Company's property between the Company and Four M (or a subsidiary thereof), as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof then in effect.

     "HOLDCO" means Florida Coast Paper Holding Co., L.L.C., a limited liability company formed under the laws of the State of Delaware.

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements
     Act of 1876, as amended, and the applicable rules and regulations thereunder.

     "INDEMNITEE" shall have the meaning specified in Section
     4.06.

     "INTERNAL REVENUE CODE" means the United States Internal
     Revenue Code of 1986, as from time to time amended, and any successor thereto.

     "LIQUIDITY FACILITY" means the Subordinated Credit Agreement to be entered among the Company, Four M and Stone Container, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof then in effect.

     "MANAGER" means a member of the Board of Managers of the Company.

     "MEMBER" means each of the parties who initially or hereafter executes a counterpart of this Agreement as a Member.

     "MEMBER INTEREST" means a Member's interest in the Company including such Member's right to receive distributions and the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Agreement.

     "MILL" means the mottled white and unbleached kraft linerboard manufacturing facility located in Port St. Joe, Florida to be conveyed to the Company pursuant to the Asset
     Purchase Agreement.


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     "NET CASH FLOW" means, with respect to any Fiscal Year or
     other fiscal period of the Company, the Net Income or Net Loss of the Company PLUS the amount of depreciation and other non-cash charges deducted in determining such Net Income or Net Loss PLUS the amount of cash proceeds received by the Company representing the basis of assets sold by the Company, PLUS the proceeds of any indebtedness received by the Company and PLUS the amount of any Reserves which the Members determine to be in excess of the necessary amount of Reserves, and MINUS the amount of all payments of principal on account of any indebtedness, MINUS the amount of capitalized expenses not deducted in determining Net Income and MINUS the amount of cash added to any Reserves by the Members, in each case during such Fiscal Year or other fiscal period.

     "NET INCOME" and "NET LOSS" mean: (a) "Net Income" means, with respect to any fiscal period of the Company, the net income of the Company determined in accordance with the same principles employed in determining the Company's taxable income as a partnership for federal income tax purposes, including application of Section 703(a) of the Internal Revenue Code, and taking into account the full amount of any recognized gains or recognized losses and all items of expense attributable to the sale or exchange of securities or other assets. For purposes of this computation, taxable income shall include every item requiring separate computation under Section 703(a) of the Internal Revenue Code plus income which is exempt from federal income tax and less losses which are not deductible for federal income tax purposes.

               (b)  "Net Loss" means, with respect to any
          fiscal period of the Company, the net loss of the Company determined in accordance with the same principles employed in determining the Company's taxable income for federal income tax purposes, including application of Section 703(a) of the Internal Revenue Code, and taking into account the full amount of any recognized gains or recognized losses and all items of expense attributable to the sale and exchange of securities or other assets. For purposes of this computation, taxable income shall include every item requiring separate computation under Section 703(a) of the Internal Revenue Code plus income which is exempt from federal income tax and less losses which are not deductible for federal income tax purpose.

               (c)  In determining Net Income and Net Loss:
          (1) all items of income, gain, loss, deduction and credit shall be taken into account, including expenditures of the Company which are not deductible in computing taxable income and not properly chargeable to capital accounts (as such expenditures are described


                               -4-


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          in and within the meaning of Section 705(a)(2)(B) of
          the Internal Revenue Code) or which are treated as
          Section 705(a)(2)(b) expenditures pursuant to Treasury
          Regulation Section 1. 704-1 (b) (2) (iv) (i);

               (2)  gain or loss on the sale or exchange of
          Company property shall be included in the determination of Net Income and Net Loss when recognized in accordance with the Internal Revenue
          Code;

               (3)  any items that are specially allocated
          to a Member pursuant to Section 6.06 of this Agreement shall not be taken into account;

               (4)   upon the sale or other disposition of
          Company property, in accordance with the Treasury Regulations promulgated under Section 704(b) and
          (c) of the Internal Revenue Code, the value of an asset properly reflected on the Company's books at the time of sale or other disposition shall be substituted for the property's adjusted tax basis if at the time of sale or disposition there is a variance between such value and adjusted tax basis; and

               (5)  if Company property is reflected on the
          Company's books at other than its adjusted tax basis, then in lieu of depreciation, amortization and other cost recovery deductions taken into account for federal income tax purposes, there shall be taken into account depreciation for such year or other period, computed in accordance with the Treasury Regulations issued pursuant to
          Section 704(b) and (c) of the Internal Revenue
          Code.

          All items that are components of Net Income and Net
     Loss shall be divided among the Members in the same ratio as they share Net Income and Net Loss.

     "OUTPUT PURCHASE AGREEMENT" means the Output Purchase Agreement to be entered among the Company, Four M and Stone Container, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof then in effect.

     "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, incorporated


                               -5-

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     organization or government or a political subdivision,
     agency or instrumentality thereof or other entity or organization of any kind.

     "RESERVES" means, for any fiscal period, funds set aside or amounts allocated during such period to any reserves that may be maintained by the Company.

     "SELLER" means St. Joe Forest Products Company, a Florida corporation.

     "SSJ" means SSJ Corporation, a Delaware corporation, a wholly-owned subsidiary of Stone Container.

     "STATE ACT" means the Delaware Limited Liability Company
     Act, as the same may be amended from time to time.

     "STONE CONTAINER" means Stone Container Corporation, a
     Delaware corporation.

     "TREASURY REGULATIONS' shall include proposed, temporary and final regulations promulgated under the Internal Revenue Code in effect as of the date of filing the Certificate of Formation and the corresponding sections of any regulations subsequently issued that amend or supersede those regulations.

     "WASTE PAPER SUPPLY AGREEMENT" means the Waste Paper Supply Agreement to be entered between the Company and a Person owned either by Four M or jointly by Four M and Stone Container, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof then in effect.

     "WOOD FIBRE PROCUREMENT AGREEMENT" means the Wood Fibre Procurement Agreement to be entered between the Company and Stone Container, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof then in effect.

                            ARTICLE 11
                       FORMATION OF COMPANY
                       --------------------

     2.01 FORMATION. The Members hereby agree to form a limited liability company in accordance with the State Act.

     2.02 NAME.  The name of the Company is Florida Coast Paper
Company, L.L.C.

     2.03 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Company within the State of Florida shall be 300 First Street, Port St. Joe, Florida.
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The Company may locate its place of business and registered office at any other place or places as the Members may from time to time deem advisable.

     2.04 REGISTERED OFFICE AND REGISTERED AGENT. The Company's initial registered office shall be at the office of its registered agent at 1209 Orange Street, Wilmington, Delaware 19801, and the name of its initial registered agent at such address shall be The Corporation Trust Company. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Delaware Secretary of State pursuant to the State Act.

     2.05 TERM.  The term of the Company shall expire on December
31, 2050, unless the Company is earlier dissolved in accordance with either the provisions of this Agreement or the State Act.

     2.06 BUSINESS OF THE COMPANY. The business of the Company shall be:

          (a) manufacture and sale of mottled white and/or unbleached kraft linerboard and products associated therewith; and

          (b) such other lawful business activities permitted by the State Act as the Members may determine to have the Company undertake.

     2.07 FISCAL YEAR. The fiscal year of the Company shall be the period ending on December 31 of each calendar year.

     2.08 LIABILITY OF MEMBERS. No Member shall be liable as such for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers of management of its business or affairs under this Agreement or the State Act shall not be grounds for imposing personal liability on the Members for the liabilities of the Company.

                           ARTICLE III
                          CAPITALIZATION
                          --------------

     3.01 COMPANY INTERESTS. The Company is authorized to issue an unlimited number of Member Interests to be designated as "Common Member Interests." The powers and rights of the Common
Member Interests are as follows:

          (a)  NUMBER OF UNITS.  The number of units of
     Common Member Interests issued shall be determined by dividing the amount of the Capital Contribution made with respect thereto by $1,000. Fractional Common
     Member Interests may be issued.


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          (b)  DISTRIBUTIONS. Members owning Common Member
     Interests shall be entitled to receive, in proportion to their percentage ownership of Common Member Interests, such distributions as the Members may from time to time declare.

          (c) PAYMENT ON DISSOLUTION. Upon the dissolution of the Company and the winding up of its affairs, Members owning Common Member Interests shall be entitled to share equally, on a unit for unit basis, in the distribution of the assets of the Company available for distribution to its Members.

          (d)   VOTING RIGHTS.  Each unit of Common Member
     Interests shall be entitled to one (1) vote on all matters submitted to a vote of the Members.


     3.02  CAPITAL CONTRIBUTIONS.

          (a)  BY HOLDCO.     Upon the execution of this
     Agreement, Holdco has made a Capital Contribution to the Company in the amount of $1,000, and has received with respect thereto one unit of Common Member Interests. Not later than the Business Day immediately preceding the day on which the Acquisition is scheduled to be consummated, Holdco shall make a Capital Contribution to the Company in the amount of $39,599,000 with respect to Common Member Interests.

          (b) By FCPC. Upon the execution of this Agreement, FCPC has made a Capital Contribution to the Company in the amount of $1,000, and has received with respect thereto one unit of Common Member Interests. Not later than the Business Day immediately preceding the day on which the Acquisition is scheduled to be consummated, FCPC shall make a Capital Contribution to the Company in the amount of $399,000 with respect to Common Company Interests.


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                            ARTICLE IV
                    MANAGEMENT OF THE COMPANY
                    -------------------------
     4.01 GENERAL. (a) Subject to Section 4.03, the business and affairs of the Company shall be managed by or under the direction of its Board of Managers. The Board of Managers shall consist of such number of individuals as shall be determined from time to time by the Members. The initial Board of Managers shall consist of six (6) individuals. Individuals serving on the Board of Managers shall be designated by the Members and need not be Members. A Manager shall hold office until the designation and qualification of his or her successor or until his or her earlier resignation or removal. A Manager may resign at any time upon written notice to the Company and may be removed, with or without cause, at any time by the Members. The presence of not less than a majority of the number of Managers constituting the full Board of Managers shall be required to constitute a quorum at all meetings of the Board of Managers. All decisions by the Board of Managers shall require the concurrence of a majority of the number of Managers constituting the full Board of Managers. Notwithstanding any other provisions of this Agreement, the Members shall have continuing authority to make all decisions necessary for the conduct of the Company's business and authority to bind the Company and its Members. The Board of Managers may, with the unanimous approval of the Members owning Common Member Interests, delegate authority to officers of the Company; PROVIDED, however, that any such delegated authority may be revoked by the Board of Managers or the Members at any time. No Manager shall have the authority to bind the Company unless specifically authorized pursuant to the terms of this Agreement.

          (b) Without limiting the role or functions of the Board of Managers, as required by the First Mortgage Note
     Indenture, the Board of Managers shall

               (i) determine the fair market value of assets which are sold in an Asset Sale or Collateral
                    Asset Sale (as those terms are defined in the First Mortgage Note Indenture);

               (ii) determine the fair market value of any
                    Replacement Collateral (as defined in the First Mortgage Note Indenture) purchased with the proceeds of a Collateral Asset Sale or an Event of Loss (as those terms are defined in the First Mortgage Note Indenture);

               (iii)determine the fair market value of all
                    Restricted Payments (as defined in the
                    First Mortgage Note Indenture) other
                    than in cash; and

               (iv) determine the fairness to the Company of, and
                    to approve, certain Affiliate Transactions
                    (as defined in the First


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                    Mortgage Note Indenture) as provided in the First
                    Mortgage Note Indenture.

     4.02 BOARD OF MANAGERS.

          (a) REGULAR MEETINGS. The Board of Managers shall establish regular meeting dates, which shall be no less frequently than quarterly. The time and place of each regular meeting shall be determined by the Board of Managers and shall be set forth in a written notice sent to each Manager by the Secretary of the Company at least seven (7) days in advance.

          (b) SPECIAL MEETINGS. Special meetings of the Board of Managers may be called by the Managing Director or any two (2) Managers upon at least three (3) days' prior written notice for the purpose stated in such notice and at such time and place as shall be set forth in such notice. The minimum notice period may be waived by a Manager and will be deemed waived by any Manager who attends a special meeting, without objection.

          (c) ACTION WITHOUT A MEETING. Any action of the Board of Managers may be taken without a meeting through the written consent of not less than a majority of the number of Managers constituting the full Board of Managers..

          (d)  APPROVAL OF CERTAIN AGREEMENTS.  The Board of
     Managers hereby ratifies, confirms and approves the entry into the following agreements on behalf of the Company:

               (i)  Output Purchase Agreement;

               (ii) Four M Lease;

               (iii)Liquidity Facility

               (iv) Waste Paper Supply Agreement; and

               (vi) Wood Fibre Procurement Agreement.

     4.03 MEMBER APPROVALS. (a) Notwithstanding the provisions of Sections 4.01 and 4.02, the Company may take the following actions only with the unanimous approval of the Members owning
Common Member Interests:


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               (i)  any sale, lease, transfer or other
                    disposition of all or substantially
                    all of the Company's property or
                    assets, including its good will,
                    not in the usual course of
                    business;

               (ii) any amendment, repeal or restatement of
                    all or any part of the Certificate of
                    Formation;

               (iii)the sale, lease or other
                    disposition of any asset of
                    the Company having a fair
                    market value of more than $1
                    million per asset and more the
                    $5 million in the aggregate
                    for all assets sold, leased or
                    otherwise disposed of in any
                    Fiscal Year (except sales or
                    other dispositions of
                    inventory in the ordinary
                    course of business);

               (iv) the purchase of machinery, equipment, real
                    estate and improvements requiring the
                    expenditure of more than $1 million per item or, in the aggregate, in excess of the capital improvements budget for the applicable Fiscal Year;

               (v) the payment to any employee (including an officer) of the Company of a salary, which, when added to the salary, if any, to be paid by Holdco with respect to such year, is in excess of $150,000 in any Fiscal Year;

               (vi) the assumption, guarantee or endorsement of
                    any obligation of any Person;

               (vii)the adoption of the Company's operating
                    and capital improvements budgets and
                    strategic plans;

               (viii)the amendment of this Agreement;

               (ix) the approval of any distributions to Members
                    including, without limitation, distributions in the form of the redemption or purchase for cancellation of Membership Interests or in connection with the reduction of capital;

               (x)  the creation or assumption of any
                    indebtedness for money borrowed or the
                    granting of any mortgage on or security
                    interest in any property of the Company
                    except pursuant to


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
                    the agreements referred to in Section 4.02(d) or as specifically provided herein or in the Company's budgets ;

               (xi) the amendment or termination of any of the
                    agreements specified in Section 4.02(d);

               (xii)the admission of any new Members, the
                    issuance of any additional Member
                    Interests, or the approval of the
                    transfer of any outstanding Member
                    Interests other than any Transfer (as
                    hereinafter defined) of all or any
                    portion of a Membership Interest to
                    Stone Container pursuant to those
                    Limited Liability Pledge Agreements to
                    be entered into by the  Members in
                    connection with the initial financing of the Company as permitted by Section 7.01;

               (xiii)any transaction between the Company and
                     a Member or an Affiliate of a Member,
                     except in accordance with the terms of
                     the agreements referred to in Section
                     4.02(d);

               (xiv)the approval of any supply, requirements
                    or other contracts involving the
                    expenditure by the Company of more than
                    $100,000 per annum or not terminable by
                    the Company without penalty for a period in excess of six months;

               (xv) the adoption, approval, implementation and,
                    after such adoption, approval or
                    implementation, the amendment of any
                    collective bargaining agreement, employee benefit plan, employee health and welfare plan or management incentive program;

               (xvi)the establishment of an appropriate
                    management structure for operating the
                    Company's business, including but not
                    limited to the establishment of
                    executive offices and the election of
                    individuals to fill such offices; and

               (xvii)the admission in writing by the Company
                     of its inability to pay its debts as
                     they become due, or the voluntary
                     commencement by the Company of any
                     proceeding or its filing of any petition under any bankruptcy, insolvency or similar law or its seeking dissolution or reorganization or the appointment of a receiver, trustee, custodian or liquidator for the Company or a material portion of its property, assets or business or its seeking to effect a plan or other


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
                         arrangement with creditors, or its
                         filing any answer admitting the
                         jurisdiction of the court and the
                         material allegations of an involuntary
                         petition filed against the Company in
                         any bankruptcy, insolvency or similar
                         proceeding, or its making a general
                         assignment for the benefit of creditors
                         or its acquiescence in the appointment
                         of a receiver, trustee, custodian or
                         liquidator for a material portion of the Company's property, assets or business.

          (b) In the event that the Members cannot reach unanimous agreement with respect to any of the actions delineated in Sections 4.03(a) (other than Section 4.03(a)(xvii)), the disagreement shall be settled by binding arbitration in Chicago, Illinois (or at such other place as the parties may mutually agree) in accordance with the laws or regulations then in effect by the American Arbitration Association. For all purposes of this Agreement, the determination reached in such arbitration shall be treated as the unanimous agreement of the Members. If applicable, judgment upon any award rendered may be entered in any court, state or federal, having jurisdiction.

          (c) Notwithstanding any provision of this Agreement which might be considered inconsistent herewith, by executing this Agreement the Members hereby authorize the Company, in connection with the Acquisition, (i) to place up to $165,000,000 of First Mortgage Notes secured by a lien on the Mill on such terms, including interest rate, as the chairman of Four M and president of Stone Container shall agree and to pay all expenses, including fees to Bear Stearns & Co., Inc. and Indosuez Capital, incurred in connection therewith, and (ii) to pay a portion of the purchase price due under the Asset Purchase Agreement by the issuance to Seller of its $10,000,000 senior subordinated promissory note on the terms set forth in the Asset Purchase Agreement. The Members hereby also authorize the Company to enter into a "Qualifying Facility" (as defined in the Liquidity Facility) when and if a Qualifying Facility is made available to the Company on terms, including interest rate, that the chairman of Four M and president of Stone Container find acceptable.

     4.04 OFFICERS. The Company shall have a Managing Director-Chief Executive Officer, a President-Chief Operating Officer, a Secretary, a Treasurer and such additional officers and assistant officers having such duties as the Members shall approve from time to time. Officers of the Company need not be Members. An officer shall hold office until the election and qualification of his or her successor or until his or her earlier resignation or removal. An officer may resign at any time upon written notice to the Company and may be removed, with or without cause, at any time as provided in Section 4.02(l) of the Limited Liability Company Agreement of

Holdco or, if Holdco shall no longer own a majority of the Common
Member Interests, by the unanimous vote of the Members.

          (a) Subject to Sections 4.01 and 4.03, the Managing Director shall have power and authority, acting directly or through officers, employees or authorized agents, to direct, oversee and supervise the management of the day-to-day operations of the Company, including without limitation the power and authority to take any or all of the following actions on behalf of the Company:

               (i)  the implementation of any appropriate
                    management structure established by the
                    Members for operating the Company's business, including but not limited to the establishment of non-executive positions, the appointment of individuals to fill such positions, and the establishment of compensation for all such individuals;

               (ii) the recommendation to the Members and
                    implementation of a strategic plan for
                    achieving the Company's business goals; and

               (iii)any and all other actions as are
                    generally understood to be the duties
                    and responsibilities of a person having
                    the title of chief executive officer of
                    a public corporation.

          (b) PRESIDENT-CHIEF OPERATING OFFICER. Subject to Sections 4.01 and 4.03 and the direction, oversight and supervision of the Managing Director, the President-Chief Operating Officer shall have power and authority, acting directly or through officers, employees or authorized agents, to take any or all of the following actions or behalf of the Company:

               (i)  administer collective bargaining agreements;

               (ii) administer employee pension benefit plans,
                    employee health and welfare plans, and
                    management incentive plans;

               (iii)administer human resource policies;

               (iv) create and maintain proper internal
                    accounting records, controls and procedures;

               (v) determine and schedule all manufacturing processes and procedures;

               (vi) determine the price and terms of sale of all
                    products and negotiate all contracts with suppliers;

               (vii)maintain the Company's property,
                    including but not limited to the
                    purchase of such insurance on the
                    property as the President-Chief
                    Operating Officer deems prudent or as
                    may be required by the terms of any debt instruments to which the Company is subject or its properties are bound; and

               (viii)take any and all actions and make any
                     and all expenditures that may be
                     contemplated in, or incidental to, the
                     individual items set forth in any budget approved by the Members.

          (c) SECRETARY. The Secretary shall keep an accurate record of the acts and proceedings of the Members and of the Board of Managers and shall perform all duties performed by like officers of entities formed under state corporate law.

          (d) TREASURER. Subject to Sections 4.01 and 4.03 and the direction and control of the Members, the Managing Director or the President, the Treasurer shall receive all moneys and deposit same with one or more of the duly designated depositories of the Company, shall keep accurate accounts of the finances of the Company; shall make reports thereof to the Members, the Board of Managers, the Managing Director and the President, whenever required by any of them; shall have responsibility for the extension of credit (subject to the provisions of this Agreement), the payment of accounts payable, and the collection of accounts receivable; and shall perform such other duties as are normally performed by like officers of entities formed under state corporate law or as may be specifically set forth in this Agreement.



     4.05 INDEMNITY OF MEMBERS, MANAGERS, OFFICERS, EMPLOYEES,
AND OTHER AGENTS.

          (a) NO LIABILITY. No Member, Manager, officer, employee or agent of the Company (the "Indemnitee") shall have any liability to the Company or to any Member for any loss suffered by the Company which arises out of any action or inaction of the Indemnitee if the Indemnitee acted in good faith and in a manner reasonably believed by the Indemnitee to be in the best interest of the Company and if such course of conduct did not constitute recklessness or deliberate misconduct of the Indemnitee. The Indemnitee shall be indemnified to the fullest extend provided by law by the Company against any and all losses, judgments, liabilities, expenses and amounts paid in settlement of any claim sustained in connection with any action or inaction on behalf of the Company, provided that the same was not the result of gross negligence or deliberate misconduct on the part of the Indemnitee.

          (b) ADVANCE DEFENSE COSTS. Subject to the approval of the Members, the Company may pay the expenses incurred by a person who may be entitled to indemnification under this
     Section 4.05 in investigating, preparing or defending any claim, action, suit or proceeding in advance of the final disposition of such proceeding; PROVIDED, however, that any such person must first execute an agreement providing for the repayment of all expenses so advanced in the event of a final determination by the Company that the person is not entitled to indemnification under this Section 4.05.

          (c) NONEXCLUSIVE. The right of indemnification hereby provided shall not be exclusive of, and shall not affect, any other rights to which an Indemnitee may be entitled. Nothing contained in this Section 4.05 shall limit any lawful rights to indemnification existing independently of this Section 4.05.

          (d) SUCCESSORS AND ASSIGNS. The rights provided by this Section 4.05 shall inure to the benefit of the heirs, executors, administrators, successors, and assigns of an Indemnitee.

     4.06 INSPECTION OF BOOKS AND RECORDS. Upon reasonable request, each Member shall have the right, during ordinary business hours, to inspect Company books, records and documents and to obtain a copy of same at the expense of the Company.





                            ARTICLE V
                         CAPITAL ACCOUNTS
                         ----------------

     5.01 ESTABLISHMENT OF CAPITAL ACCOUNTS. There shall be established and maintained for each Member a Capital Account. Each Member's Capital Account shall initially be zero and shall be increased by the amount of the Capital Contributions made by a Member pursuant to Section 3.02 and any subsequent Capital Contribution made by a Member.

     5.02 ADJUSTMENTS TO CAPITAL ACCOUNTS. The Capital Account of each Member shall be adjusted in the following manner. Each Capital Account shall be increased by such Member's allocable share of Net Income and shall be decreased by (a) such Member's allocable share of Net Losses, and
(b) the amount (in cash or in value of any distribution in kind) of all distributions made to such Member. The Company shall make such other adjustments to each Member's Capital Account as may be required by the Treasury Regulations promulgated under Section 704(b) and (c) of the Internal Revenue Code. Any such allocation adjustments shall be made not less frequently than as of the end of each Fiscal Year of the Company, and any such distribution adjustments shall be made as of the date of any distribution to the Members.

     5.03 TRANSFER OF INTERESTS. In the event of a permitted sale or exchange of all or a portion of a Membership Interest, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to all or a portion of the transferred Membership Interest in accordance with Treas. Reg. Section 1.704-1-(b)(2)(iv).

     5.04 RETURN OF MEMBERS' CONTRIBUTIONS TO CAPITAL. A Member shall not receive out of the Company's property the return of all or any part of such Member's Capital Contribution until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them. A Member, regardless of the nature of such Member's Capital Contribution, has only the right to demand and receive cash in return for such Member's Capital Contribution. Without limiting the right of the Company to make a distribution in return of capital, no Member shall have the right to receive the return of all or any part of such Member's Capital Contribution except upon dissolution of the Company and the winding up of its affairs.





                            ARTICLE VI
  ALLOCATIONS, INCOME TAX DISTRIBUTIONS, ELECTIONS, AND REPORTS
  -------------------------------------------------------------

     6.01 ALLOCATIONS OF PROFITS AND LOSSES FROM OPERATIONS.
Except as otherwise provided in Section 6.02, Net Income and Net
Losses shall be allocated among the Members in proportion to the ownership of Common Member Interests.


     6.02 SPECIAL ALLOCATIONS.

          (a)  ADJUSTED CAPITAL ACCOUNT DEFICIT.  As used in this
     Section 6.02, "Adjusted Capital Account Deficit" shall mean, with respect to any Member, the deficit balance, if any in such Member's Capital Account as of the end of the relevant fiscal year after decreasing such Capital Account for the items described in Treasury Regulations, Sections 1.704-1
     (b)(2)(ii)(d) (4), (5) and (6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations, Section 1.704-1
     (b)(2)(ii)(d) and shall be interpreted consistently therewith.

          (b) QUALIFIED INCOME OFFSET. Notwithstanding any other provision of this Agreement, if any Member unexpectedly receives an adjustment, allocation or distribution described in subparagraph (4), (5) or (6) of Treasury Regulations, Section 1.704-1-(b)(2)(ii)(d), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate as quickly as possible (to the extent required by the applicable Treasury Regulations) an Adjusted Capital Account Deficit created by such adjustment, allocation or distribution.

          (c) GROSS INCOME ALLOCATION. If any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year, such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible until such Adjusted Capital Account Deficit has been eliminated.

          (d) INTERNAL REVENUE CODE SECTION 754 ADJUSTMENTS. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Internal Revenue Code is required, pursuant to Treasury Regulations, Section 1.704-1 (b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

          (e)  LIMITATION ON NET LOSS ALLOCATION.
     Notwithstanding any other provision of this Agreement, no Member shall be allocated any Net Loss in excess of the amount of Net Loss which can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any fiscal year.

          (f) CURATIVE ALLOCATIONS. The allocations set forth in Sections 6.02(b), (c), and (e) (the "Regulatory Allocations") are intended to comply with certain requirements of Treasury Regulations 1.704-1(b). Notwithstanding any other provisions of this Article VI (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of Net Income or Net Loss so that, to the extent possible, the net amount of allocations of such items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

          (g)  NONRECOURSE DEDUCTIONS.

               (i)  Nonrecourse deductions and minimum gain
                    chargeback, as defined in Treasury
                    Regulations Section 1.704-2(b)(2) and (c), shall be allocated among the Members in proportion to the ownership of Common Member Interests.

               (ii) Member nonrecourse deductions and chargeback
                    of Members nonrecourse debt minimum gain, as defined in Treasury Regulations Section 1.704-2(i), shall be allocated to the Member who bears the economic risk of loss with respect to the Member nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) to which such Member nonrecourse deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i), unless required otherwise by Treasury Regulations Section 1.704-2.

          (h) CERTAIN OTHER SPECIAL ALLOCATIONS. The provisions of this Agreement relating to proper maintenance of the Capital Accounts are intended to comply with Treasury Regulations, Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. Notwithstanding any other provision of this Agreement, the Members shall cause the Company to effect such other allocations as may be necessary or appropriate to permit the Company to satisfy applicable Internal Revenue Code provisions and Treasury Regulations thereunder or to properly reflect or comply with the underlying economic arrangement between or among the Members as described in this Agreement.

     6.03 DISTRIBUTIONS.

          (a) Except to the extent prohibited by any loan or other agreement to which the Company is subject, and subject to Section 18-607 of the State Act, after making adequate provision for all principal and interest payments on indebtedness of the Company; all expenditures incurred incident to the normal operation of the Company's business; and such Reserves as the Members deem reasonably necessary to the proper operation of the Company's business, the Members shall cause the Company to distribute to the Members with respect to the Common Interests such of the Company's Net Cash Flow for any Fiscal Year as the Members determine in their sole discretion.

          (b) Anything in Section 6.03(a) to the contrary notwithstanding, each Member shall be entitled to receive a minimum distribution which is sufficient to pay all federal, state and local income taxes with respect to the Net Income allocated to such Member's Capital Account for such Fiscal Year. Since the Members may have differing income tax rates applicable to the Net Income allocated to their respective Capital Accounts, it is agreed that the distribution described in the preceding sentence shall be calculated by multiplying the Net Income allocated to each Member pursuant to this Article VI by the highest combined income tax rate applicable to any Member to whom Net Income was allocated pursuant to this Article VI. The Members recognize and agree, however, that, notwithstanding the foregoing provisions of this Section 6.03(b), the First Mortgage Note Indenture may limit the amount to be distributed pursuant to this Section 6.03(b) insofar as it provides (i) that the relevant tax rate shall be the combined federal, state and local tax rate that would have been applicable to the Company if it were a Delaware corporation filing separate tax returns, and (ii) that, in determining the amount of Net Income allocated to a Member's Capital Account for any Fiscal Year, the amount of any net operating loss carryforwards or other carryforwards or tax attributes, such as alternative minimum tax carryforwards, that would have arisen if the Company were a Delaware corporation shall be taken into account.

     6.04 WITHHOLDING. The Company shall at all times be entitled to make payments with respect to any Member in amounts required to discharge any obligation of the Company to withhold or make payments to any governmental authority with respect to any federal, state or local tax liability of such Member arising as a result of such Member's interest in the Company as may be required by law. Any such payment shall be treated as a distribution for all purposes of this Agreement.

     6.05 PRIORITY AND RETURN OF CAPITAL. No Member shall have priority over any other Member, either for the return of Capital
Contributions or for Net Income, Net Losses, or distributions.

     6.06      SPECIAL ALLOCATION RULES.

          (a)  RESTATEMENT OF BOOK VALUE.  In accordance with
     Internal Revenue Code Regulations, Sections 1.704-1(b)(2)(iv)(f) and (g), the Members may, upon the occurrence of the events specified in such Sections of the Treasury Regulations, revalue the Company's property and assets (including intangible assets such as goodwill) as well as the Members' Capital Accounts.

          (b) PRORATIONS. For purposes of determining the Net Income and Net Loss, or any other items allocable to any period, Net Income, Net Loss and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Members using any permissible method under
     Section 706 of the Internal Revenue Code and the Treasury Regulations thereunder.

     6.07 ACCOUNTING PRINCIPLES. The Company's books and accounts shall be kept on the accrual basis of accounting in accordance with generally accepted accounting principles, shall include separate Capital Accounts for each Member and shall be kept in such manner as will permit Net Income and Net Loss to be calculated in accordance with this Agreement.

     6.08 LOANS TO COMPANY. Nothing in this Agreement shall prevent any Member from making secured or unsecured loans to the Company by agreement with the Company, approved by the Members.

     6.09 TAX RETURNS. The Company shall cause to be prepared and timely filed after the end of each Fiscal Year all federal, state and local income tax returns of the Company for such Fiscal Year. Net Income or Net Loss as defined in this Agreement shall be adjusted and restated, for purposes of computing taxable income or loss, to the extent necessary to comply with the requirements of the Internal Revenue Code and the Treasury Regulations. Copies of those returns, or pertinent information from the returns, shall be furnished to the Members within a reasonable time after the filing of such tax returns. Within sixty (60) days after the end of each Fiscal Year, the Company shall cause to be delivered to each Member a Form K-1 and such other information, if any, with respect to the Company as may be necessary for the preparation of such Member's federal income tax returns.

     6.10 TAX ELECTIONS. All elections permitted to be made by the Company under federal or state laws shall be made by the President-Chief Operating Officer of the Company at the direction of the Members.

     6.11 TAX MATTERS PARTNER. The Members shall designate one of the Members to act as tax matters partner of the Company pursuant to Section 6231 (a)(7) of the Internal Revenue Code.
Any Person so designated may be removed at any time and from time to time by the Members; provided that the Members, at the time of such removal, designate a replacement and comply with the requirements of proposed Treasury Regulations, Section 301.6231 (a)(7).

     6.12 COMPANY REPORTS. The Company shall engage an independent certified public accountant of recognized regional standing to act as the accountant for the Company and to audit the Company's books and accounts as of the end of each Fiscal Year. Within ninety (90) days after the end of each fiscal year, the Company shall prepare, on the basis of the report of the independent certified public accountants, and mail to each Member, together with the report of the independent certificate public accountants, a report including:

          (a) the amount of each Member's Capital Account at the end of such Fiscal Year;

          (b) the amount of the sum of the distributions made to each Member during such Fiscal Year; and

          (c) such other financial information and documents respecting the Company and its business as the President-
     Chief Operating Officer of the Company deems appropriate or as the Members may direct.

                           ARTICLE VII

                         TRANSFERABILITY
                         ---------------

     7.01 RESTRICTIONS ON TRANSFER. No Member may pledge, sell, assign, exchange or otherwise transfer ("Transfer") all or any part of its Membership Interest to any Person; provided, however, that any Member may Transfer all or any portion of its Membership Interest to Stone Container pursuant to those Limited Liability Company Pledge Agreements to be entered by the Members in connection with the initial financing of the Company. Any attempted or purported Transfer of a Membership Interest other than as permitted by the proviso contained in the immediately preceding sentence shall be null and void and of no effect.






                           ARTICLE VIII
                   DISSOLUTION AND TERMINATION
                   ---------------------------

     8.01 DISSOLUTION.

          (a) EVENTS OF DISSOLUTION. The Company shall be dissolved and its affairs wound up upon the first to occur of the following:

               (1) When the term fixed for the duration of the Company shall expire pursuant to Section 2.05 above;

               (2) By the unanimous written agreement of all Members;

               (3)  Upon the bankruptcy or dissolution of a
                    Member, the Transfer of a Membership Interest (not including a pledge thereof), or the occurrence of any other event specified in
                    Section 18.801 of the State Act which
                    terminates the continued membership of a Member in the Company (a "Withdrawal Event"); provided, however, that if there is more than one remaining Member (including a permitted transferee), the remaining Members may, by unanimous consent, reconstitute and continue the business of the Company within ninety
                    (90) days following the occurrence of such Withdrawal Event; or

               (4)  Upon the entry of a decree of judicial
                    dissolution under Section 18-802 of the State Act.

          (b) NO VOLUNTARY ACTS TO DISSOLVE. Except as expressly permitted in this Agreement, a Member shall not voluntarily resign or take any other voluntary action that directly causes a Withdrawal Event. Unless otherwise approved by the other Members, a Member whose Member Interest is terminated by virtue of a Withdrawal Event, regardless of whether the Withdrawal Event was the result of a voluntary act by the Member, shall not be entitled to receive any distributions to which the Member would not have been entitled had the Member remained a Member. Damages for breach of this Section 8.01(b) shall be monetary damages only (and not specific performance), and the damages may be offset against distributions by the Company to which such Member would otherwise be entitled.

     8.02 WINDING UP, LIQUIDATION, AND DISTRIBUTION OF ASSETS.

          (a)  LIQUIDATION BY LIQUIDATION AGENT.  Upon
     dissolution, the Company shall begin winding up its business, but the Company is not terminated, and shall continue, until the winding up of the affairs of the Company is completed and a certificate of cancellation has been filed with the Delaware Secretary of State pursuant to
     Section 18-203 of the State Act.  As provided in Section

     8.02(b), the Liquidating Agent shall act as liquidator.  The
     Liquidating Agent shall have full power and authority, without the approval of the Members, to:

               (l) sell, at such prices and upon such terms as the Liquidating Agent in his, her or its sole discretion may deem appropriate, any or all of the assets of the Company, provided that the Liquidating Agent shall not deal directly or indirectly with the Company for his, her or its own account or for the account of any of his, her or its Affiliates, without the approval in writing of all of the Members; and

               (2) effect the distribution of the assets of the Company in the manner set forth in Sections
                    8.03 and 8.04.

          (b) LIQUIDATING AGENT. A "Liquidating Agent" shall be selected by the Members, which Liquidating Agent shall be solely responsible for the liquidation of the Company. The Liquidating Agent may, but need not, be a Member or an Affiliate of a Member. The fees and expenses of the Liquidating Agent shall be payable solely from the assets of the Company. The Liquidating Agent shall have the sole discretion as to whether distribution shall be in cash or in kind.

     8.03 PRIORITY ON LIQUIDATION; DISTRIBUTIONS. Upon the winding up of the Company, the proceeds of liquidation shall be applied in the following order of priority:

          (a) to pay the costs and expenses of the dissolution and liquidation;

          (b) to pay matured debts and liabilities of the Company to all creditors of the Company, including Members;

          (c)  to establish any Reserves which the Liquidating
     Agent may deem necessary or advisable for any contingent or unmatured liability of the Company; and

          (d) the balance, if any, to the Members in accordance with Section 18-804 of the State Act and Section 3.01(b) hereof.

     8.04 CERTAIN DISTRIBUTIONS IN LIQUIDATION. The Liquidating Agent shall use his, her or its best efforts, in good faith, to sell all of the assets of the Company, at their respective fair market values, if such sales would be feasible, reasonable or prudent. If the Liquidating Agent shall determine, in his, her or its sole discretion, that it is not feasible, reasonable or prudent to liquidate all of the assets of the Company, then assets shall be retained or distributed by the Liquidating Agent on behalf of the Company as follows:

          a) the Liquidating Agent shall retain assets having a value equal to the amount by which the net proceeds of liquidated assets are insufficient to satisfy the requirements of clauses (a) through (c) of Section 8.03 hereof; and

          (b) the remaining assets shall be distributed to the Members pursuant to clause (d) of Section 8.03 hereof, on a PRO RATA basis, if feasible.

If, in the sole discretion of the Liquidating Agent, it shall be determined not to be feasible to distribute to each Member a PRO RATA share of each asset, the Liquidating Agent may allocate and distribute specific assets to specific Members as the Liquidating Agent shall determine to be fair and equitable, taking into consideration, INTER ALIA, the basis for tax purposes of each asset distributed. Subject to the foregoing, if any Member delivers to the Liquidating Agent an opinion of counsel that it would be unlawful for such Member to own certain assets to be distributed by the Company to such Member pursuant to Section 8.03, the Liquidating Agent shall distribute to such Member in lieu thereof, such other assets of the Company as the Liquidating Agent may determine.

     8.05 ORDERLY LIQUIDATION. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities so as to minimize the losses normally attendant upon a liquidation. The Liquidating Agent shall, however, if possible consistent with the preceding sentence, dispose of Company assets and effect distributions to the Members within one (1) after the date of dissolution of the Company.

     8.06 SOURCE OF DISTRIBUTIONS. Except as may be otherwise provided by law, upon dissolution, each Member shall look solely to the assets of the Company for the return of such Member's Capital Contributions. The Liquidating Agent shall not be liable out of his, her or its own assets for the return of the Capital Contributions of the Members. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Contribution of any Member, such Member shall have no recourse against any other Member.

     8.07 STATEMENTS ON TERMINATION. Each Member shall be furnished with a statement prepared by the Company's accountant, which shall set forth the assets and liabilities of the Company as of the date of complete liquidation, the Net Income and Net Losses of the Company as of the date of complete liquidation, and the Capital Account balances of the Members as of such date (which may reflect any revaluation of Company assets in accordance with the Treasury regulations promulgated under
Section 704(b) of the Internal Revenue Code), and each Member's share thereof.

     8.08 CERTIFICATE OF CANCELLATION. Upon compliance with the distribution plan set forth in this Article VIII, the Members shall cease to be such, and the Liquidating

Agent shall execute, acknowledge, and cause to be filed with the Delaware Secretary of State a certificate of cancellation pursuant to Section 18-203 of the State Act. Upon the filing of the certificate of cancellation, the existence of the Company shall cease.

                            ARTICLE IX
                          MISCELLANEOUS
                          -------------

     9.01 NOTICE. All notices, requests, demands, consents and other communications required or permitted hereunder shall be effective only if in writing and delivered personally or by telecopier or mailed by certified or registered mail (return receipt requested), postage prepaid, provided that any notice delivered by certified or registered mail shall also be delivered by telecopy or by hand at the time that it is mailed. If such telecopy is sent, notices shall be deemed given on the Business Day of confirmation of the sender's telecopy machine of receipt at the recipient's telecopy machine (or if such confirmation is received on a day which is not a Business Day, on the Business Day occurring immediately thereafter). If the notice is delivered by hand, it shall be deemed given when so delivered to a responsible representative of the addressee. All communications hereunder shall be delivered to the respective parties at the following addresses (or to such other person or at such other address for party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

If to the Company   At its principal place of business set forth
                    in, or established pursuant to , Section 2.03 hereof, attention: Managing Director.

If to a Member      At its address maintained in the books and records
                    of the Company.

Copies of any notice, request, demand, consent or other communication sent pursuant to this Section 9.01 shall also be sent as follows:

To Stone Container  Stone Container Corporation
                    150 N. Michigan Avenue
                    Chicago, IL 60601
                    Attention : President

                    Telecopier: 312-580-4650

- -and-

To Four M           Four M Corporation
                    115 Stevens Avenue

                    Valhalla, NY 10595-1252
                    Attention: Chairman

                    Telecopier: 914-747-2774

     9.02 AMENDMENTS: WAIVERS. (a) Any provision of this Agreement (except Section 7.01) may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Member, or in the case of a waiver, by the Member against which the waiver is to be effective. Section 7.01 of this Agreement may not be amended.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by laws.

     9.03 GOVERNING LAW. This Agreement and any questions concerning its interpretation and enforcement shall be governed by the laws of the State of Delaware without regard to any applicable principles of conflicts of law.

     9.04 COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

     9.05 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Members with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, written and oral, between the Members with respect to the subject matter of this Agreement.

     9.06 PUBLICITY. Except as otherwise required by law or the rules of any national securities exchange, neither Member shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated by this Agreement without the express written prior approval of the other Member.

     9.07 CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     IN WITNESS WHEREOF, the Members have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


FLORIDA COAST PAPER                FLORIDA COAST PAPER
    HOLDING CO., L.L.C.                     CORPORATION


By:                                 By:
   ----------------------              ----------------------
      Name:                                   Name:
      Title                                   Title:


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